Exhibit 99.1

News Release

Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Announces Senior Leadership Changes in Finance, Shared Services

CHICAGO, Feb. 9, 2010 — Boeing [NYSE: BA] today announced a series of strategic leadership moves within its corporate Finance and Shared Services organizations.

Corporate Controller and vice president, Finance, Rob Pasterick, 54, is named president, Shared Services Group, reporting to Corporate President and Chief Financial Officer James Bell. Pasterick, who has held a variety of key Finance roles across the company in his 30 years of service, will lead the 8,000-person Shared Services team that provides internal services and property management across Boeing’s global enterprise. He succeeds Tim Copes, who recently assumed the role of vice president, Quality and Manufacturing at Boeing Commercial Airplanes.

Greg Smith, 43, replaces Pasterick as Corporate Controller and vice president, Finance, reporting to Bell. Smith, formerly vice president of Financial Planning and Analysis has held key leadership roles in defense and commercial units of Boeing in supply chain, factory operations, finance, program management, investor relations and internal audit. As a corporate officer and the company’s principal interface with the board of directors’ audit committee, Smith is charged with ensuring Boeing’s financial disclosures and regulatory compliance remains timely, transparent and efficient.

Diana Sands, 44, adds the responsibility of Financial Planning and Analysis to her current role, becoming vice president, Investor Relations, Financial Planning and Analysis, reporting to Bell. Sands continues to lead investor relations operations and financial community relationships, working with institutional investors and securities analysts to promote understanding of Boeing’s programs, financial performance and outlook. Sands has held positions at Boeing in Corporate Treasury and as vice president, Financial Planning and Analysis. In her new planning and analysis role, Sands will also direct development of integrated long-range business plans and monthly financial forecasts and ensure Boeing’s leadership has the financial information necessary for sound business decisions.

“These strategic appointments broaden the skills and experiences of our team, strengthen our core finance capabilities, and improve the support we provide to our senior leadership and investors,” said Bell. “The demonstrated performance and experience of these leaders ensure our continued focus on enhancing competitiveness and seamless integration across Boeing,” Bell said.

All of the positions are effective immediately.

Web site: http://www.boeing.com/

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Contact:	Communications, Chaz Bickers, 312-544-2002 Investor Relations, Rob Young, 312-544-2140